Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND

RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Computation of Ratio of Earnings to Fixed Charges

	For the Six Months Ended June 30,	For the Years Ended December 31,
(in millions)	2013	2012	2011	2010	2009	2008
Earnings Before Fixed Charges:
Net income (loss)	$72.0	$243.9	$204.7	$106.7	$128.7	$(58.9)
Less/add: Income tax (benefit) provision	42.4	147.6	125.7	122.8	110.5	26.3
Less/add: Equity (income) loss of minority-owned companies	(0.2)	(0.9)	0.5	(1.3)	0.1	0.1
Add: Amortization of capitalized interest	—	—	0.2	0.1	0.2	0.2
Add: Fixed charges	140.0	219.6	216.2	209.9	176.6	206.3

Total earnings available for fixed charges	$254.2	$610.2	$547.3	$438.2	$416.1	$174.0

Fixed Charges:
Interest expense	$121.7	$185.3	$179.7	$177.8	$147.3	$178.7
Interest component of rental expense	18.3	34.3	36.5	32.0	29.3	27.6

Total fixed charges before capitalized interest	140.0	219.6	216.2	209.8	176.6	206.3
Capitalized interest	—	—	—	0.1	—	—

Total Fixed Charges	$140.0	$219.6	$216.2	$209.9	$176.6	$206.3

Ratio of Earnings to Fixed Charges	1.8	2.8	2.5	2.1	2.4	(A	)

(A)	Due to the loss in 2008, additional net income of $32.3 would have been necessary to achieve a ratio of 1:1.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	For the Six Months Ended June 30,	For the Years Ended December 31,
(in millions)	2013	2012	2011	2010	2009	2008
Earnings Before Fixed Charges:
Net income (loss)	$72.0	$243.9	$204.7	$106.7	$128.7	$(58.9)
Less/add: Income tax (benefit) provision	42.4	147.6	125.7	122.8	110.5	26.3
Less/add: Equity (income) loss of minority-owned companies	(0.2)	(0.9)	0.5	(1.3)	0.1	0.1
Add: Amortization of capitalized interest	—	—	0.2	0.1	0.2	0.2
Add: Fixed charges	140.0	219.6	216.2	209.9	176.6	206.3

Total earnings available for fixed charges	$254.2	$610.2	$547.3	$438.2	$416.1	$174.0

Fixed Charges:
Interest expense	$121.7	$185.3	$179.7	$177.8	$147.3	$178.7
Interest component of rental expense	18.3	34.3	36.5	32.0	29.3	27.6

Total fixed charges before capitalized interest	140.0	219.6	216.2	209.8	176.6	206.3
Capitalized interest	—	—	—	0.1	—	—

Total Fixed Charges	$140.0	$219.6	$216.2	$209.9	$176.6	$206.3

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.8	2.8	2.5	2.1	2.4	(B	)

(B)	Due to the loss in 2008, additional net income of $32.3 would have been necessary to achieve a ratio of 1:1.